Century Communities Reports Record Second Quarter 2018 Results

-  Delivered Record Second Quarter Earnings -

- Home Sales Revenues Increased 82% to $522.2 Million -

-  Net New Home Contracts Increased 51% to 1,543  Homes -

- Established Position as a Top-10 U.S. Homebuilder Following Full Acquisition of Wade Jurney Homes -

- Increased 2018 Outlook for Revenue and Deliveries -

Greenwood Village, Colorado (August 2, 2018) – Century Communities, Inc. (NYSE: CCS), a leading national homebuilder, today announced financial results for its second quarter ended June 30, 2018.

Second Quarter 2018 Highlights Compared to Second Quarter 2017

•	Adjusted net income increased 135% to $36.5 million, or $1.21 per diluted share and net income increased 123% to $33.2 million, or $1.10 per diluted share
•	Home sales revenues increased 82% to a record $522.2 million
•	Adjusted homebuilding gross margin increased 92% to $116.4 million
•	Adjusted homebuilding gross margin percentage improved to 22.3%
•	Deliveries grew 84% to 1,384 homes
•	Net new home contracts increased 51% to 1,543 homes
•	Backlog improved 134% to a record 3,199 homes
•	Backlog value increased 89% to $987.3 million
•	Adjusted EBITDA improved 119% to $70.9 million
•	Expanded senior unsecured credit facility to $640 million inclusive of a $50 million accordion and extended its maturity date to 2022
•

In June, acquired the remaining 50% interest in WJH, LLC (“Wade Jurney Homes”) creating the 10th largest US homebuilder based on 2017 home deliveries and strengthening the Company’s exposure to entry-level buyers.

Dale Francescon, Co-Chief Executive Officer, stated, “During the second quarter of 2018 we executed on our dynamic growth strategy, in which we more than doubled backlog and net income and achieved significant growth in revenues, deliveries and new contracts, with each metric at record levels growing 82%, 84%, and 51%, respectively. We improved our adjusted homebuilding gross margin percentage by 120 basis points year-over-year and grew ancillary income to produce another record quarter of earnings. Furthermore, we acquired the remaining 50% interest in Wade Jurney Homes, establishing Century as a top-10 U.S. homebuilder and enhancing our exposure to entry-level buyers. We are well positioned to further leverage our national scale, improve profitability and drive additional returns for shareholders.”

Rob Francescon, Co-Chief Executive Officer, said, “We experienced overall positive economic activity and strong buyer traffic in the second quarter. Additionally, our well-located lots and targeted marketing efforts are helping to drive successive quarters of improvement and record results across nearly all key operating metrics. We ended the quarter with a record backlog of 3,199 homes, up 134% compared to a year ago, representing nearly $1 billion of backlog dollar value. This backlog demonstrates the strong demand across our geographies along with our full acquisition of Wade Jurney Homes’ proven and highly profitable operation, which we are already expanding. As we look to the second half of 2018, we are encouraged by our strong pipeline of more than 38,000 lots combined with a strong capital position to further advance our position within the ranks of the top 10 largest U.S. homebuilders.”

Second Quarter 2018 Results

Adjusted net income for the second quarter increased 135% to a record $36.5 million, or $1.21 per diluted share, as compared to $15.5 million, or $0.69 per diluted share, for the prior year quarter. Adjusted net income excludes the impact of one-time items associated with homebuilder acquisitions. Net income for the second quarter 2018 increased 123% to $33.2 million, or $1.10 per diluted share as compared to $14.8 million or $0.66 per diluted share for the prior year quarter.

Home sales revenues and deliveries grew to record levels in the second quarter 2018. Home sales revenues for the second quarter 2018 increased 82% to $522.2 million, compared to $287.6 million for the prior year quarter. The growth in home sales revenues was primarily attributable to an 84% increase in deliveries to 1,384 homes compared to 753 homes for the prior year quarter, including a favorable impact from acquisitions. Average sales price of home deliveries for the second quarter 2018 was $377,300, compared to $381,900 in the prior year quarter, primarily due to geographic and product mix. Excluding the West region and Wade Jurney Homes, the Company’s legacy regions experienced growth in home sales revenues and deliveries of 28% and 34% respectively.

Homebuilding gross margin percentage in the second quarter 2018 was 18.2%, as compared to 18.7% in the prior year quarter, with the difference attributable to a 180 basis point impact of purchase price accounting in the second quarter 2018 partly offset by higher core profitability. Adjusted homebuilding gross margin percentage, excluding interest and purchase price accounting, was 22.3% in the second quarter 2018, as compared to 21.1% in the prior year quarter, largely due to geographic mix and continued emphasis on cost management. SG&A as a percent of home sales revenues was 12.2%, compared to 11.9% in the prior year quarter, largely attributable to investments to support our growth initiatives as well as the completion of the UCP integration in the second quarter 2018.

Net new home contracts in the second quarter 2018 increased 51% to 1,543 homes, compared to 1,021 homes in the prior year quarter, attributable to stronger demand trends within legacy regions and the benefit of acquisitions. Excluding the West region and Wade Jurney Homes, the Company’s legacy regions experienced growth of 19% in net new home contracts. At the end of the second quarter 2018, the Company had a record 3,199 homes in backlog, representing $987.3 million of backlog dollar value, compared to 1,366 homes in backlog, representing $522.6 million of backlog dollar value in the prior year quarter, an increase of 134% in units and 89% in dollar value.

Financial services generated a $2.6 million profit in the second quarter 2018 as compared to $0.3 million in the prior year quarter. Equity in income of unconsolidated subsidiaries increased to $11.7 million, compared to $2.7 million in the prior year quarter as a result of continued growth in Wade Jurney Homes and a $7.2 million gain on our previously held equity interest.

Balance Sheet and Liquidity

In June 2018, the Company announced an expansion of its senior unsecured credit facility to $540 million, with an accordion feature allowing the Company to increase the borrowing capacity to $640 million. Also in June 2018, the Company exercised $50 million of the accordion feature increasing its senior unsecured credit facility to $590 million. Borrowings under the revised credit facility bear interest at a rate of LIBOR plus a minimum spread of 2.60%. The term of the credit facility was extended to mature in April 2022.

As of June 30, 2018, the Company had total assets of $2.0 billion, including cash of $63.4 million and inventories of $1.7 billion. Liabilities totaled $1.2 billion, which included $907 million of long-term debt. As of June 30, 2018, the Company had $460.0 million of availability under the credit facility.

Acquisition Activity

In June 2018, the Company acquired the remaining 50% ownership interest in Wade Jurney Homes, a leader in providing affordable homes to entry-level buyers primarily in the Southeast. Wade Jurney Homes operates as a wholly-owned subsidiary featuring a distinct brand under the Century umbrella while retaining its existing asset-light and streamlined business model, such as its unique marketing of homes through retail outlets as opposed to model homes.  The Company acquired the 50% ownership interest for $37.5 million plus the retirement of $94.2 million of secured debt, all of which was funded with the Company’s senior unsecured credit facility.

Wade Jurney Homes was the 35th largest U.S. home builder in 2017 and was named the fastest growing private builder by Builder Magazine in each of the last three years. Among the many benefits produced by the full acquisition, the transaction established Century as the 10th largest U.S. homebuilder based on pro forma 2017 deliveries. The acquisition also enhanced the Company’s geographic, product and buyer diversification while providing a platform for additional growth in ancillary revenue streams and expansion of Wade Jurney Homes into new markets.

Full Year 2018 Outlook

David Messenger, Chief Financial Officer of the Company, commented, “We are pleased with our performance in the first half of 2018, with strong demand in legacy regions and the success of our acquisitions driving positive results. Based on a strengthened market outlook and the addition of Wade Jurney Homes, we are increasing our full year outlook with home deliveries now expected to be in a range of 6,000 to 6,500 homes and our home sales revenues expected to be in a range of $2.0 billion to $2.3 billion for 2018.  With our expanded scale, strategic investments and sustained execution, we are firmly situated to deliver on our profitable growth objectives.”

Conference Call

The Company will host a webcast and conference call on Thursday, August 2, 2018 at 5:00 p.m. Eastern time, 3:00 p.m. Mountain time, to review the Company’s second quarter 2018 results, discuss recent events and conduct a question-and-answer period. To participate in the call, please dial 866-652-5200 (domestic) or 412-317-6060 (international). The live webcast will be available at www.centurycommunities.com in the Investors section. A replay of the conference call will be available through September 2, 2018, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 10122470.   A replay of the webcast will be available on the Company’s website through September 2, 2018.

About Century Communities

Century Communities, Inc. (NYSE:CCS) is a top-10 U.S. homebuilder. Century is engaged in all aspects of homebuilding, including the acquisition, entitlement and development of land, along with the construction, innovative marketing and sale of quality homes designed to appeal to a wide range of homebuyers. The Colorado-based Company sells its Century Communities and Wade Jurney Homes in 12 states across the West, Mountain, Texas and Southeast U.S. regions and offers title and lending services in select markets through its Parkway Title and Inspire Home Loan subsidiaries. To learn more about Century Communities please visit www.centurycommunities.com.

Non-GAAP Financial Measures

In addition to the Company’s operating results presented in accordance with generally accepted accounting principles (GAAP), this press release includes the following non-GAAP financial measures: Adjusted Diluted Earnings per Common Share (Adjusted Diluted EPS), Adjusted Homebuilding Gross Margin, Adjusted EBITDA, and Ratio of Homebuilding Net Debt to Net Capital.  These non-GAAP financial measures should not be used as a substitute for the Company’s operating results presented in accordance with GAAP, and an analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.  Please refer to the reconciliation of each of the above referenced non-GAAP financial measures following the historical financial information presented in this press release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements in this release include the company’s operating and financial guidance for 2018.  Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. The following important factors could cause actual results to differ materially from those expressed in the forward-looking statement: adverse changes in general economic conditions, ability to identify and acquire desirable land, availability of financing, the effect of interest rate and tax changes, reliance on contractors, and the other factors included in the Company’s most recent Annual Report on Form 10-K.  Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law.

Century Communities, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Revenues
Home sales revenues	$522,164	$287,588	$916,995	$514,008
Land sales and other revenues	1,714	2,493	3,174	4,389
	523,878	290,081	920,169	518,397
Financial services revenue	8,014	1,743	13,571	1,743
Total revenues	531,892	291,824	933,740	520,140
Homebuilding Cost of Revenues
Cost of home sales revenues	(427,197)	(233,888)	(746,780)	(416,212)
Cost of land sales and other revenues	(1,040)	(1,746)	(1,917)	(2,890)
	(428,237)	(235,634)	(748,697)	(419,102)
Financial services costs	(5,385)	(1,445)	(9,781)	(2,199)
Selling, general, and administrative	(63,634)	(34,220)	(120,156)	(67,432)
Acquisition expense	(165)	(916)	(338)	(1,439)
Equity in income of unconsolidated subsidiaries	11,681	2,676	14,849	3,931
Other income (expense)	350	824	(8)	1,261
Income before income tax expense	46,502	23,109	69,609	35,160
Income tax expense	(13,309)	(8,278)	(16,397)	(11,530)
Net income	$33,193	$14,831	$53,212	$23,630

Earnings per share:
Basic	$1.11	$0.67	$1.79	$1.07
Diluted	$1.10	$0.66	$1.77	$1.06
Weighted average common shares outstanding:
Basic	29,901,791	21,814,860	29,709,728	21,814,860
Diluted	30,170,689	22,029,962	30,003,276	22,029,962

Century Communities, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except share amounts)

	June 30,	December 31,
	2018	2017
Assets	(Unaudited)
Cash and cash equivalents	$19,482	$88,832
Cash held in escrow	43,880	37,723
Accounts receivable	20,890	12,999
Inventories	1,696,931	1,390,354
Mortgage loans held for sale	57,353	52,327
Prepaid expenses and other assets	71,106	60,812
Property and equipment, net	32,482	27,911
Investment in unconsolidated subsidiaries	—	28,208
Deferred tax assets, net	9,704	5,555
Amortizable intangible assets, net	5,573	2,938
Goodwill	28,272	27,363
Total assets	$1,985,673	$1,735,022
Liabilities and stockholders' equity
Liabilities:
Accounts payable	$59,608	$24,831
Accrued expenses and other liabilities	162,085	150,356
Senior notes payable	777,275	776,283
Revolving line of credit	130,000	—
Mortgage repurchase facilities	52,999	48,319
Total liabilities	1,181,967	999,789
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 30,119,259 and 29,502,624 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	301	295
Additional paid-in capital	582,627	566,790
Retained earnings	220,778	168,148
Total stockholders' equity	803,706	735,233
Total liabilities and stockholders' equity	$1,985,673	$1,735,022

Century Communities, Inc.

Homebuilding Operational Data

Net New Home Contracts

	Three Months Ended
	June 30,
	2018	2017	% Change
West	186	—	NM
Mountain	460	463	(0.7)%
Texas	194	112	73.2%
Southeast	559	446	25.3%
Wade Jurney Homes	144	—	NM
Total	1,543	1,021	51.1%

	Six months ended
	June 30,
	2018	2017	% Change
West	402	—	NM
Mountain	1,005	917	9.6%
Texas	343	227	51.1%
Southeast	1,027	834	23.1%
Wade Jurney Homes	144	—	NM
Total	2,921	1,978	47.6%

NM – Not meaningful

Home Deliveries

(dollars in thousands)

	Three months ended June 30,
	2018		2017		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
West	213	$606.8	—	$—	NM	NM
Mountain	421	425.4	382	426.7	10.2%	(0.3)%
Texas	206	307.7	107	402.9	92.5%	(23.6)%
Southeast	379	330.3	264	308.6	43.6%	7.0%
Wade Jurney Homes	165	153.0	—	—	NM	NM
Total / Weighted Average	1,384	$377.3	753	$381.9	83.8%	(1.2)%

	Six months ended June 30,
	2018		2017		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
West	413	$600.9	—	$—	NM	NM
Mountain	764	$423.2	671	$423.2	13.9%	—%
Texas	314	$322.2	176	$415.8	78.4%	(22.5)%
Southeast	669	$327.4	514	$305.2	30.2%	7.3%
Wade Jurney Homes	165	$153.0	—	$—	NM	NM
Total / Weighted Average	2,325	$394.4	1,361	$377.7	70.8%	4.4%

NM – Not meaningful

.

Century Communities, Inc.

Homebuilding Operational Data

Selling Communities

Selling communities at period end	As of June 30,		Increase/(Decrease)
	2018	2017	Amount	% Change

West	12	—	12	NM
Mountain	31	34	(3)	(8.8)%
Texas	24	21	3	14.3%
Southeast	53	36	17	47.2%
Wade Jurney Homes	N/A	N/A	N/A	N/A
Total	120	91	29	31.9%

NM – Not meaningful

N/A – Not applicable

Backlog

(dollars in thousands)

	June 30,
	2018			2017			% Change
	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price
West	259	$150,619	$581.5	—	$—	$—	NM	NM	NM
Mountain	696	307,825	$442.1	575	244,512	$425.0	21.0%	25.9%	4.0%
Texas	244	88,458	$362.5	202	90,314	$447.1	20.8%	(2.1)%	(18.9)%
Southeast	738	242,378	$328.4	589	187,816	$318.9	25.3%	29.1%	3.0%
Wade Jurney Homes	1,262	197,973	$156.9	—	—	$—	NM	NM	NM
Total / Weighted Average	3,199	$987,253	$308.6	1,366	$522,642	$382.5	134.2%	88.9%	(19.3)%

NM – Not meaningful

Lot Inventory

	June 30,
	2018			2017			% Change

	Owned	Controlled	Total	Owned	Controlled	Total	Owned	Controlled	Total

West	3,790	2,420	6,210	—	—	—	NM	NM	NM
Mountain	5,399	4,851	10,250	4,262	4,702	8,964	26.7%	3.2%	14.3%
Texas	2,560	3,201	5,761	1,786	4,273	6,059	43.3%	(25.1)%	(4.9)%
Southeast	5,135	4,460	9,595	3,659	3,884	7,543	40.3%	14.8%	27.2%
Wade Jurney Homes	2,472	4,356	6,828	—	—	—	NM	NM	NM
Total	19,356	19,288	38,644	9,707	12,859	22,566	99.4%	50.0%	71.2%

NM – Not meaningful

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted Diluted Earnings per Common Share (Adjusted Diluted EPS) is a non-GAAP financial measure that we believe is useful to management, investors and other users of the Company’s financial information in evaluating its operating results and understanding its operating trends without the effect of certain non-recurring items. The Company believes excluding certain non-recurring items provides more comparable assessment of its financial results from period to period. Adjusted Diluted EPS is calculated by excluding the effect of acquisition costs and purchase price accounting for acquired work in process from the calculation of reported EPS.

Adjusted Diluted Earnings Per Common Share

(in thousands, except share and per share amounts)

	Three Months Ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Numerator
Net income	$33,193	$14,831	$53,212	$23,630
Less: Undistributed earnings allocated to participating securities	(3)	(101)	(67)	(251)
Net income allocable to common stockholders	$33,190	$14,730	$53,145	$23,379
Denominator
Weighted average common shares outstanding - basic	29,901,791	22,146,124	29,709,728	21,814,860
Dilutive effect of restricted stock units	268,898	219,953	293,548	215,102
Weighted average common shares outstanding - diluted	30,170,689	22,366,077	30,003,276	22,029,962
Earnings per share:
Basic	$1.11	$0.67	$1.79	$1.07
Diluted	$1.10	$0.66	$1.77	$1.06

Adjusted earnings per share
Numerator
Income before income tax expense	$46,502	$23,109	$69,609	$35,160
Purchase price accounting for acquired work in process inventory	9,163	104	16,433	117
Gain on previously held interest in WJH	(7,219)	-	(7,219)	-
Acquisition expense	165	916	338	1,439
Adjusted income before income tax expense	48,611	24,129	79,161	36,716
Adjusted income tax expense(1)	(12,153)	(8,643)	(19,790)	(12,040)
Adjusted net income	36,459	15,486	59,370	24,676
Less: Adjusted undistributed earnings allocated to participating securities	(3)	(106)	(74)	(262)
Adjusted net income allocable to common stockholders	$36,456	$15,380	$59,296	$24,414

Denominator - Diluted	30,170,689	22,366,077	30,003,276	22,029,962

Adjusted diluted earnings per share	$1.21	$0.69	$1.98	$1.11

(1)

For the three and six months ended June 30, 2018, the tax rate used in adjusted net income was 25%.  This rate is inclusive of our estimated annual rate of 26.5% offset by the estimated annual benefit associated with federal energy credits related to homes delivered. For the three and six months ended June 30, 2017, the Company’s GAAP tax rate was utilized.

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory is not a measurement of financial performance under United States generally accepted accounting principles; however, the Company’s management believes that this information is meaningful as it isolates the impact that indebtedness and acquisitions have on homebuilding gross margin and permits the Company’s stockholders to make better comparisons with the Company’s competitors, who adjust gross margins in a similar fashion.  This non-GAAP financial measure should not be used as a substitute for the Company’s operating results.  An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Adjusted Homebuilding Gross Margin

(in thousands)

	Three months ended June 30,
	2018	%	2017	%

Home sales revenues	$522,164	100.0%	$287,588	100.0%
Cost of home sales revenues	(427,197)	(81.8)%	(233,888)	(81.3)%
Gross margin from home sales	94,967	18.2%	53,700	18.7%
Add: Interest in cost of home sales revenues	12,284	2.4%	6,875	2.4%
Adjusted homebuilding gross margin excluding interest	107,251	20.5%	60,575	21.1%
Add: Purchase price accounting for acquired work in process inventory	9,163	1.8%	104	0.0%
Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory	$116,414	22.3%	$60,679	21.1%

	Six months ended June 30,
	2018	%	2017	%

Home sales revenues	$916,995	100.0%	$514,008	100.0%
Cost of home sales revenues	(746,780)	(81.4)%	(416,212)	(81.0)%
Gross margin from home sales	170,215	18.6%	97,796	19.0%
Add: Interest in cost of home sales revenues	21,243	2.3%	11,831	2.3%
Adjusted homebuilding gross margin excluding interest	191,458	20.9%	109,627	21.3%
Add: Purchase price accounting for acquired work in process inventory	16,433	1.8%	117	0.0%
Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory	$207,891	22.7%	$109,744	21.4%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure we use as a supplemental measure in evaluating operating performance. The Company defines adjusted EBITDA as consolidated net income before (i) income tax expense, (ii) interest in cost of home sales revenues, (iii) other interest expense, (iv) depreciation and amortization expense, and (v) adjustments resulting from the application of purchase accounting for acquired work in process inventory related to business combinations. The Company believes adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, and items considered to be non-recurring. Accordingly, the Company’s management believes that this measurement is useful for comparing general operating performance from period to period. Adjusted EBITDA should be considered in addition to, and not as a substitute for, consolidated net income in accordance with GAAP as a measure of performance. The Company’s presentation of adjusted EBITDA should not be construed as an indication that its future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is limited as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

(in thousands)

	Three months ended June 30,			Six months ended June 30,
	2018	2017	% Change	2018	2017	% Change
Net income	$33,193	$14,831	123.8%	$53,212	$23,630	125.2%
Income tax expense	13,309	8,278	60.8%	16,397	11,530	42.2%
Interest in cost of home sales revenues	12,284	6,875	78.7%	21,243	11,831	79.6%
Interest expense (income)	—	1	(100.0)%	1	2	(50.0)%
Depreciation and amortization expense	2,786	1,434	94.3%	5,512	2,818	95.6%
EBITDA	61,572	31,419	96.0%	96,365	49,811	93.5%
Purchase price accounting for acquired work in process inventory	9,163	104	8,714.3%	16,433	117	13,967.0%
Purchase price accounting for investment in unconsolidated subsidiaries outside basis	30	30	—%	60	825	(92.7)%
Acquisition expense	165	916	(82.0)%	338	1,439	(76.5)%
Adjusted EBITDA	$70,930	$32,469	118.5%	$113,196	$52,192	116.9%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Ratio of Net Homebuilding Debt to Net Capital

The following table presents the Company’s ratio of net homebuilding debt to net capital, which is a non-GAAP financial measure.  The Company calculates this by dividing net homebuilding debt (senior notes payable and revolving line of credit less cash held in escrow and cash and cash equivalents) by net capital (net homebuilding debt plus total stockholders’ equity). The most directly comparable GAAP measure is the ratio of debt to capital. The Company believes the ratio of net homebuilding debt to net capital is a relevant and useful financial measure to investors in understanding the leverage employed in its operations and as an indicator of the Company’s ability to obtain external financing.

(in thousands)

	June 30,	December 31,
	2018	2017
Total debt	$960,274	$824,602
Total stockholders' equity	803,706	735,233
Total capital	$1,763,980	$1,559,835
Debt to capital	54.4%	52.9%

Total debt	$960,274	$824,602
Cash and cash equivalents	(19,482)	(88,832)
Cash held in escrow	(43,880)	(37,723)
Mortgage repurchase facilities	(52,999)	(48,319)
Net homebuilding debt	843,913	649,728
Total stockholders' equity	803,706	735,233
Net capital	$1,647,619	$1,384,961

Net homebuilding debt to net capital	51.2%	46.9%

Contact Information:

Investor Relations:

303-268-8398

InvestorRelations@CenturyCommunities.com